Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Youlife Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.0001 per share	457	(f)(1)	3,944,670	(3)	$12.01	(5)	$47,375,486.7	(5)	0.00015310	$7,253.1870
Equity	Class A Ordinary Shares, par value US$0.0001 per share	457	(f)(2)	58,839,192		$0.000033	(6)	$1,941.693		0.00015310	$0.2973
Equity	Class B Ordinary Shares, par value US$0.0001 per share	457	(f)(2)	11,160,808		$0.000033	(6)	$368.307		0.00015310	$0.0564
Equity	Class A Ordinary Shares issuable on exercise of Warrants	457	(f)(1)	7,617,500	(4)	$11.50	(7)	$87,601,250		0.00015310	$13,411.7514
Equity	Warrants	457	(g)	7,617,500	(4)	—	(8)	—		—	—

Total Offering Amounts								$134,979,046.7			$20,665.2921
Total Fees Previously Paid											$20,121.8164
Total Fee Offsets											$20,121.8164
Net Fee Due											$543.4757

(1)	All securities being registered will be issued by Youlife Group Inc., a Cayman Islands exempted company (“PubCo”), in connection with the Business Combination Agreement and the Business Combination described in this registration statement and the proxy statement/prospectus included herein. As a result of the Business Combination, PubCo will issue (i) up to 3,944,670 PubCo Class A Ordinary Shares (including PubCo Class A Ordinary Shares in the form of PubCo ADSs) to the shareholders of Distoken Acquisition Corporation (“Distoken”), including up to (x) 1,342,170 PubCo Class A Ordinary Shares to Distoken’s public shareholders (including holders of Public Rights), (y) 2,324,500 PubCo Class A Ordinary Shares to Distoken’s Sponsor and other shareholders of Distoken (including holders of Private Rights), and (z) 278,000 PubCo Class A Ordinary Shares to Distoken’s underwriters; (ii) 58,839,192 PubCo Class A Ordinary Shares (including PubCo Class A Ordinary Shares in the form of Pubco ADSs) and 11,160,808 PubCo Class B Ordinary Shares issuable to the existing shareholders of Youlife International Holdings Inc. (“Youlife”); and (iii) 7,617,500 warrants to be issued to the warrantholders of Distoken and 7,617,500 PubCo Class A Ordinary Shares issuable upon the exercise of such warrants.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3)	Represents an aggregate of 3,944,670 PubCo Class A Ordinary Shares issuable in accordance with (1)(i) above.

(4)	Represents 7,617,500 warrants to be issued to the warrantholders of Distoken and 7,617,500 PubCo Class A Ordinary Shares issuable upon the exercise of such warrants in accordance with (1)(iii) above.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price is equal to the product obtained by multiplying US$12.01, which represents the average of the high and low stock price of Distoken’s ordinary shares on the Nasdaq Global Market on May 5, 2025, by 3,944,670 PubCo Class A Ordinary Shares issuable to the shareholders of Distoken in connection with the Business Combination.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Youlife is a private company with no market existing for its securities. Youlife has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Youlife’s securities expected to be exchanged in the Business Combination.

(7)	Based on the exercise price of warrants to be issued to the warrantholders of Distoken ($11.50).

(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying PubCo Ordinary Shares.